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[LIBBEY LOGO]


                                                                LIBBEY INC.
                                                                300 MADISON AVE
                                                                P.O. BOX 10060
                                                                TOLEDO, OH 43699




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N      E     W     S     R     E     L     E     A     S     E


AT THE COMPANY:                                  AT FRB | WEBER SHANDWICK:
---------------                                  -------------------------
KENNETH WILKES    KENNETH BOERGER                SUZY LYNDE
VP/CFO            VP/TREASURER                   ANALYST INQUIRIES
(419) 325-2490    (419) 325-2279                 (312) 640-6772


FOR IMMEDIATE RELEASE
TUESDAY, FEBRUARY 18, 2003


                    LIBBEY INC. ANNOUNCES COMMENCEMENT OF ITS
                       MODIFIED DUTCH AUCTION TENDER OFFER



TOLEDO, OHIO, FEBRUARY 18, 2003--LIBBEY INC. (NYSE: LBY) announced today that it is commencing today a modified "Dutch Auction" tender offer to purchase up to 1,500,000 shares of its outstanding common stock at a price determined by Libbey that is not greater than $26.50 nor less than $23.50 per share.

The tender offer will expire at 12:00 Midnight, New York City time, on March 17, 2003, unless extended. Tenders of shares must be made on or prior to the expiration of the tender offer and shares may be withdrawn at anytime on or prior to the expiration of the tender offer.

On the terms and subject to the conditions of the tender offer, stockholders will have the opportunity to tender all or a portion of their shares at a price specified by the stockholder within the $23.50 to $26.50 range. Based on the number of shares tendered and the prices specified by the tendering stockholders, Libbey will select the lowest price per share within the price range that will enable it to buy 1,500,000 shares, or such lesser number of shares that are properly tendered. If stockholders properly tender more than 1,500,000 shares of Libbey common stock at or below the purchase price selected by Libbey, Libbey will first purchase shares tendered by those stockholders who beneficially own less than 100 shares of Libbey common stock, second purchase shares tendered by stockholders, at the purchase price selected by Libbey, on a pro rata basis and third, only if necessary to permit Libbey to purchase 1,500,000 shares, from holders who have tendered shares conditionally (for which the condition was not initially satisfied) by


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random lot, to the extent feasible. All shares that are acquired in the tender offer will be acquired at the same purchase price. Stockholders whose shares are purchased in the tender offer will be paid the purchase price net in cash, without interest, promptly after the expiration of the tender offer. Stockholders whose shares are not purchased in the tender offer will have their shares returned to them, free of charge, promptly after the expiration of the tender offer. The tender offer is not contingent on any minimum number of shares being tendered. However, the tender offer is subject to a number of other conditions specified in the Offer to Purchase that will be distributed to all Libbey stockholders of record.

Bear, Stearns & Co. Inc. is the dealer manager for the tender offer and any questions concerning the tender offer may be directed to Bear, Stearns & Co. Inc. at (866) 897-6798 (toll free). D. F. King & Co., Inc. is the information agent for the tender offer and any questions concerning the tender offer or for copies of the Offer to Purchase, Letter of Transmittal and related documents can be obtained from D. F. King & Co. Inc. by calling (212) 269-5550 (banks and brokerage firms) or (800) 431-9642 (all others toll free). The Offer to Purchase, Letter of Transmittal and related documents are being mailed to registered stockholders as of February 18, 2003 and will also be made available for distribution to beneficial owners of Libbey common stock.

Neither Libbey, nor any member of its Board of Directors, nor the Dealer Manager or the Information Agent is making any recommendation to stockholders as to whether to tender or refrain from tendering their shares into the tender offer or as to the purchase price or purchase prices at which stockholders may choose to tender their shares. Stockholders must decide how many shares they will tender, if any, and the price, within the stated range, at which they will offer their shares for purchase by Libbey.

THIS PRESS RELEASE IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT AN OFFER TO BUY OR THE SOLICITATION OF AN OFFER TO SELL ANY SHARES OF LIBBEY'S COMMON STOCK. THE SOLICITATION OF OFFERS TO BUY LIBBEY'S COMMON STOCK IS ONLY BEING MADE PURSUANT TO THE TENDER OFFER DOCUMENTS, INCLUDING THE OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL THAT LIBBEY WILL BE DISTRIBUTING TO ITS STOCKHOLDERS AND FILING WITH THE SECURITIES AND EXCHANGE COMMISSION. STOCKHOLDERS AND INVESTORS SHOULD READ CAREFULLY THE OFFER TO PURCHASE AND RELATED MATERIALS WHEN THEY ARE AVAILABLE BECAUSE THEY CONTAIN IMPORTANT INFORMATION. STOCKHOLDERS AND INVESTORS MAY OBTAIN A FREE COPY (WHEN AVAILABLE) OF THE OFFER TO PURCHASE AND OTHER DOCUMENTS THAT WILL BE FILED BY LIBBEY WITH THE SECURITIES AND EXCHANGE COMMISSION AT THE SECURITY AND EXCHANGE COMMISSION'S WEB SITE AT WWW.SEC.GOV OR FROM THE INFORMATION AGENT, D. F. KING & CO., INC., AT (800) 431-9642. STOCKHOLDERS ARE URGED TO CAREFULLY READ THESE MATERIALS BEFORE MAKING ANY DECISION WITH RESPECT TO THE TENDER OFFER.


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The above information includes "forward-looking" statements. Such statements only reflect Libbey's best assessment at this time, and are indicated by words or phrases such as "goal," "expects," " believes," "will," "estimates," "anticipates," or similar phrases.

Investors are cautioned that forward-looking statements involve risks and uncertainty, that actual results may differ materially from such statements, and that investors should not place undue reliance on such statements.

Important factors potentially affecting the tender offer and our performance include: major slowdowns in the retail, travel or entertainment industries including the impact of armed hostilities or any other international or national calamity, including any act of terrorism, on the retail, travel, restaurant and bar or entertainment industries; significant increases in per-unit costs for natural gas, electricity, corrugated packaging, and other purchased materials; higher interest rates that increase our borrowing costs; increases in expenses associated with higher medical costs, reduced pension income associated with lower returns on pension investments and increased pension obligations; devaluations and other major currency fluctuations relative to the U.S. dollar, euro or Mexican peso that could reduce the cost-competitiveness of our products compared to foreign competition; the effect of high inflation in Mexico and exchange rate changes to the value of the Mexican peso and the earnings and cash flow of our joint venture in Mexico, Vitrocrisa, expressed under U.S. generally accepted accounting principles; our and Vitrocrisa's inability to achieve savings and profit improvements at targeted levels from capacity realignment, re-engineering and operational restructuring programs or within the intended time periods; protracted work stoppages related to collective bargaining agreements; increased competition from foreign suppliers endeavoring to sell glass tableware in the United States and Mexico, including the impact of lower duties for imported products; or whether we complete any significant acquisition and whether such acquisitions can operate profitably.

Libbey Inc.:

- is a leading producer of glass tableware in North America;
- is a leading producer of tabletop products for the foodservice industry;
- exports to more than 75 countries; and,
- provides technical assistance to glass tableware manufacturers around the world.

Based in Toledo, Ohio, the company operates glass tableware manufacturing plants in the United States in California, Louisiana, and Ohio and in The Netherlands. Its Royal Leerdam subsidiary, located in Leerdam, The Netherlands, is among the world leaders in producing and selling glass stemware to retail, foodservice and industrial clients. In addition, Libbey is a joint venture partner in the largest glass tableware company in Mexico. Its Syracuse China subsidiary designs, manufactures and distributes an extensive line of high-quality ceramic dinnerware, principally for foodservice establishments in the United States. Its World Tableware subsidiary imports and sells a full-line of metal flatware and holloware and an assortment of ceramic dinnerware and other tabletop items principally for foodservice establishments in the United States. Its Traex subsidiary, located in Wisconsin, designs, manufactures and distributes an extensive line of plastic

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items for the foodservice industry, including: ware washing racks, trays, dispensers, bar supply, tabletop, food preparation items and brushes. In 2002, Libbey Inc.'s net sales totaled $433.8 million.